Exhibit 2.2

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 20th day of March, 2011 by and among NetLogic Microsystems, Inc., a Delaware corporation (“Parent”), Alinghi Merger Corporation, a Delaware corporation (“Merger Sub”), and [            ] (the “Identified Employee”).

WHEREAS, Parent, Merger Sub, Optichron, Inc., a Delaware corporation (the “Company”), and the representative of the stockholders of the Company (the “Representative”), are concurrently entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). All capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Merger Agreement.

WHEREAS, the Identified Employee desires to sell Parent all of the fully-vested shares of Company Common Stock owned by the Identified Employee (the “Shares”), and Parent desires to purchase from the Identified Employee all such Shares, subject to the terms and conditions of this Agreement.

WHEREAS, the Merger Agreement provides that the sale of Shares pursuant to this Agreement is a condition of the respective obligations of Parent, Merger Sub and the Company to consummate the Merger.

WHEREAS, the Company’s board of directors has approved the Merger Agreement and this Agreement and the transactions contemplated hereby and thereby.

WHEREAS, the Identified Employee stands to receive substantial financial benefit from the Merger and desires the Merger to occur.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1. Stock Purchase and Sale.

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Stock Purchase Closing (as hereinafter defined):

(a) the Identified Employee agrees to sell, convey, assign, transfer and deliver to Parent all of the Shares held by the Identified Employee on the Stock Purchase Closing Date (as hereinafter defined) as set forth in the updated Identified Employee Schedule contemplated by Section 6.2 hereof, free and clear of any liens, encumbrances, security agreements, options, claims, charges or restrictions of any nature whatsoever, other than restrictions on transfer pursuant to (A) federal and state securities laws, (B) agreements with the Company pursuant to which such Shares were issued, (C) the Company’s bylaws and (D) that certain Right of First Refusal and Co-Sale Agreement dated August 5, 2009 by and among the Company, the Identified Employee and certain other stockholders of the Company (collectively, “Permitted Liens”); and

(b) Parent agrees to purchase the Shares from the Identified Employee.

1.2 Closing Payment. As consideration for the Shares to be purchased hereunder, Parent shall pay the Identified Employee cash in an amount equal to the product of (x) the number of Shares to be purchased from the Identified Employee multiplied by (y) the Initial Per Share Common Consideration.

1.3 Escrow. In addition to the consideration payable by Parent for the Shares pursuant to Section 1.2 above, at the Effective Time, Parent shall deliver or cause to be delivered, on behalf of the Identified Employee, cash in an amount equal to the product of (x) the number of Shares to be purchased from the Identified Employee multiplied by (y) the Escrow Per Share Common Consideration (the “Identified Employee Escrow Amount”) to the Escrow Agent, to be held and distributed from time to time by the Escrow Agent pursuant to the provisions of the Escrow Agreement. The Identified Employee Escrow Amount shall be subject to the provisions of the Merger Agreement and the Escrow Agreement on the same terms and conditions as the rest of the Escrow Funds. Without limiting the foregoing, the Identified Employee hereby acknowledges and agrees that:

(a) the Escrow Agreement shall provide Parent with recourse against all of the Escrow Funds, including the Identified Employee Escrow Amount, with respect to any and all Parent Claims made under Section 14 of the Merger Agreement, subject to the terms and conditions set forth in the Escrow Agreement and in such Section 14;

(b) any remaining Escrow Funds, including any remaining portion of the Identified Employee Escrow Amount, shall be distributed to the Indemnifying Stockholders, including the Identified Employee, and the Representative (to the extent required to reimburse unpaid Reimbursable Expenses) upon the terms and conditions set forth in the Escrow Agreement and Merger Agreement; and

(c) the Identified Employee shall be bound by, and shall comply with, the Escrow Agreement.

1.4 Earn-Out. In addition to the consideration payable by Parent for the Shares pursuant to Sections 1.2 and 1.3 above, the Identified Employee shall be entitled to receive shares of Parent Common Stock (the “Earn-Out Shares”) at the times, and subject to the terms and conditions, specified in this Section 1.4.

(a) In the event any First Optichron Earn-Out Consideration is paid to any Indemnifying Stockholders pursuant to the Merger Agreement, then, subject to subparagraph (c) below, the Identified Employee shall be entitled to receive a number of shares of Parent Common Stock (the “First Earn-Out Shares”) equal to the quotient of (x) the product of the First Earn-Out Per Share Consideration multiplied by the number of Shares sold by the Identified Employee to Parent at the Stock Purchase Closing hereunder, divided by (y) the Parent Average Closing Price. The First Earn-Out Shares will be issued by Parent to the Identified Employee in five equal installments, subject to Parent’s offset rights pursuant to Section 5.2 and subject to subparagraph (c) below. To the extent any First Earn-Out Shares are issuable at such times, the first installment shall be issued within 90 days of the end of the First Earn-Out Period (or as promptly as practicable following the date on which the amount of the First Optichron Earn-Out Consideration has been determined pursuant to the provisions of Section 2.6(d) of the Merger Agreement, if later), and the remaining four installments shall be issued within 30 days of each successive annual anniversary of the Closing Date commencing of the second anniversary of the Closing Date.

(b) In the event any Second Optichron Earn-Out Consideration is paid to any Indemnifying Stockholders pursuant to the Merger Agreement, then, subject to subparagraph (c) below, the Identified Employee shall be entitled to receive a number of shares of Parent Common Stock (the “Second Earn-Out Shares”) equal to the quotient of (x) the product of the Second Earn-Out Per Share Consideration multiplied by the number of Shares sold by the Identified Employee to Parent at the Stock Purchase Closing hereunder, divided by (y) the Parent Average Closing Price. The Second Earn-Out Shares will be issued by Parent to the Identified Employee in four equal installments, subject to Parent’s offset rights pursuant to Section 5.2 and subject to subparagraph (c) below. To the extent any Second Earn-Out Shares are issuable at such times, the first installment shall be issued within 90 days of the end of the Second Earn-Out Period (or as promptly as practicable following the date on which the amount of the Second Optichron Earn-Out Consideration has been determined pursuant to the provisions of Section 2.6(d) of the Merger Agreement, if later), and the remaining three installments shall be issued within 30 days of each successive annual anniversary of the Closing Date commencing of the third anniversary of the Closing Date.

(c) Except as otherwise provided in the Separation Agreement dated on or around the date hereof between the Identified Employee and Parent, in the event the continuous employment of the Identified Employee with Parent, the Surviving Corporation or another subsidiary of Parent is terminated prior to the date on which any installment of Earn-Out Shares would otherwise be issuable to the Identified Employee in accordance with this Section 1.4, the Identified Employee shall forfeit his right to receive such Earn-Out Shares and all future Earn-Out Shares and shall have no claim to any additional consideration from Parent for his Shares.

2. Closing.

2.1 The closing of the purchase and sale of the Shares hereunder (the “Stock Purchase Closing”) shall be held at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California following the satisfaction or waiver of each of the conditions set forth in Sections 2.3 and 2.4 below and immediately prior to the closing of the Merger pursuant to the Merger Agreement. The date on which the Stock Purchase Closing occurs shall be referred to as the “Stock Purchase Closing Date.” For the avoidance of doubt, the Identified Employee shall not be required to consummate the transactions contemplated hereby prior to immediately prior to the Closing (as defined in the Merger Agreement).

2.2 At the Stock Purchase Closing:

(a) the Identified Employee shall deliver to Parent or Merger Sub (i) stock certificates representing all of the Shares to be purchased from the Identified Employee, each such certificate duly endorsed or accompanied by a separate stock power duly and validly executed by the Identified Employee and otherwise sufficient to vest in Parent good and marketable title to such Shares and (ii) a letter of transmittal in a similar form to that provided to the other Company Stockholders pursuant to Section 2.8 of the Merger Agreement; and

(b) Parent shall deliver to the Identified Employee a check in the amount of the consideration payable to the Identified Employee pursuant to Section 1.2 hereof for the purchase of his Shares hereunder.

2.3 The obligations of Parent under this Agreement to consummate the purchase of Shares hereunder shall be subject to satisfaction at or prior to the Stock Purchase Closing of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:

(a) The Identified Employee and both of the other Identified Employees shall have tendered to Parent for purchase all of the shares of Company Stock to be purchased from the Identified Employee hereunder in accordance with the updated Identified Employee Schedule, which schedule shall have been reasonably acceptable to Parent, and from the other Identified Employees pursuant to the Common Stock Purchase Agreements dated as of the date hereof between Parent and such other Identified Employees.

(b) The Company shall have waived the application of Section X of the Bylaws to the sale and transfer of the Shares to Parent hereunder.

(c) The Company and the requisite number of Company Stockholders that are party to the Right of First Refusal and Co-Sale Agreement dated August 5, 2009 by and among the Company, the Identified Employee and certain other stockholders of the Company shall have waived any purchase and co-sale rights they may have thereunder with respect to the sale and transfer of the Shares to Parent hereunder.

(d) The Identified Employee shall (i) have signed and delivered to Parent, and not withdrawn, the Stockholders’ Written Consent and (ii) have waived, and shall not have exercised, any appraisal or dissenters rights he may have with respect to the Shares.

(e) The Company shall have repurchased all unvested shares of Company Common Stock owned by the Identified Employee that are subject to a right of first refusal in favor of the Company in accordance with the terms thereof.

(f) The Identified Employee shall have executed and delivered to Parent a Noncompetition Agreement in a form acceptable to Parent.

(g) All of the conditions set forth in Sections 7, 8 and 9 of the Merger Agreement (other than conditions (i) that by their nature are to be satisfied at Closing or (ii) relating to the sale and purchase of shares of Company Common Stock hereunder and pursuant to the other Common Stock Purchase Agreements among Parent, Merger Sub and the other two Identified Employees, of even date herewith) shall have been satisfied or waived.

2.4 The obligations of the Identified Employee under this Agreement to consummate the sale of Shares hereunder shall be subject to satisfaction at or prior to the Stock Purchase Closing of each of the following conditions, any of which may be waived in writing by the Identified Employee in his sole discretion:

(a) All of the conditions set forth in Sections 7, 8 and 9 of the Merger Agreement (other than conditions (i) that by their nature are to be satisfied at Closing or (ii) relating to the sale and purchase of shares of Company Common Stock pursuant hereto and pursuant to the Common Stock Purchase Agreements among Parent, Merger Sub and the other two Identified Employees, of even date herewith) shall have been satisfied or waived.

(b) Each of the other two Identified Employees shall have tendered to Parent for purchase all of the shares of Company Stock to be purchased by Parent from him pursuant to the Common Stock Purchase Agreement among Parent, Merger Sub and such Identified Employee.

3. Representations and Warranties of the Identified Employee. The Identified Employee hereby represents and warrants to Parent and Merger Sub as of the date hereof and at the Stock Purchase Closing Date (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date):

3.1 The Identified Employee is, as of the date hereof, the owner, beneficially and of record, of all of the Shares set forth on Schedule I hereto, free and clear of any liens, encumbrances, security agreements, options, claims, charges or restrictions of any nature whatsoever, other than Permitted Liens. The Identified Employee will, as of the Closing Date, be the owner, beneficially and of record, of all of the Shares set forth on the updated version of Schedule I to be delivered to Parent pursuant to Section 6.2 hereof (the “Identified Employee Schedule”), free and clear of any liens, encumbrances, security agreements, options, claims, charges or restrictions of any nature whatsoever, other than Permitted Liens. On the Closing Date, the Identified Employee will not own any Company Securities other than (i) the Shares set forth in the Identified Employee Schedule, (ii) any unvested shares of Company Common Stock he may own that will be repurchased by the Company immediately prior to the Effective Time, (iii) any shares of Company Preferred Stock he may own, (iv) any Retention RSUs issued to him pursuant to the terms of the Merger Agreement and (v) any unexercised Company Options he may hold.

3.2 The Identified Employee has the full power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of the Identified Employee, enforceable against the Identified Employee in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors’ rights generally and by principles of equity.

3.3 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by the Identified Employee will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which the Identified Employee is a party or by which the Identified Employee is bound or to which the Shares owned by the Identified Employee are subject.

3.4 Any and all stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by the Identified Employee to Parent at the Stock Purchase Closing will be valid and binding obligations of the Identified Employee, enforceable in accordance with their respective terms, and will effectively vest in Parent good, valid and marketable title to, and ownership of, all the Shares to be transferred to the Parent by the Identified Employee, as contemplated by this Agreement, free and clear of any liens, encumbrances, security agreements, options, claims, charges or restrictions of any nature whatsoever, except Permitted Liens.

3.5 The Identified Employee is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986.

3.6 In connection with the issuance of any Earn-Out Shares in exchange for shares of Company Common Stock as contemplated by this Agreement:

(a) The Identified Employee is acquiring the Earn-Out Shares solely for the Identified Employee’s own account for investment and not with a view to or for sale in connection with any distribution of the Earn-Out Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Earn-Out Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Identified Employee also represents that the entire legal and beneficial interest of the Earn-Out Shares is being acquired, and will be held, for the Identified Employee’s account only, and neither in whole or in part for any other person.

(b) The Identified Employee either (i) has a pre-existing business or personal relationship with Parent or any of its officers, directors or controlling persons, or (ii) by reason of the Identified Employee’s business or financial experience or the business or financial experience of the Identified Employee’s professional advisors who are unaffiliated with and who are not compensated by Parent or any affiliate or selling agent of Parent, directly or indirectly, can be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in Parent and to protect the Identified Employee’s own interests in connection with this transaction.

(c) The Identified Employee understands and acknowledges that:

(i) the sale of the Earn-Out Shares to the Identified Employee will not be registered under the Securities Act, and the Earn-Out Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available and Parent is under no obligation to register the Earn-Out Shares;

(ii) the Earn-Out Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act, and the exemption from registration under Rule 144 will not be available in any event for at least six months from the date of the sale of the Shares to Purchaser hereunder and even then will not be available unless (A) a public trading market exists for shares of Parent Common Stock at the time of the proposed disposition, (B) adequate information concerning Parent is then available to the public and (C) other terms and conditions of Rule 144 are complied with;

(iii) without in any way limiting this or other representations set forth above, the Identified Employee further agrees that the Identified Employee shall in no event make any disposition of all or any portion of the Earn-Out Shares unless and until (A) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or, (B)(1) the Identified Employee shall have notified Parent of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition, and (2) if reasonably requested by Parent, the Identified Employee shall have furnished Parent with an opinion of the Identified Employee’s counsel, which opinion shall be reasonably satisfactory to Parent, to the effect that such disposition will not require registration of such shares under the Securities Act, provided, that Parent will not require such an opinion in any disposition in compliance with Rule 144;

(iv) the share certificate representing the Earn-Out Shares will be stamped with the legends substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO SUCH SALE OR DISTRIBUTION OF THESE SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNLESS THE SALE OR OTHER DISTRIBUTION IS EFFECTED PURSUANT TO RULE 144.

; and

(v) Parent will make a notation in its records of any such restrictions on transfer and legends.

4. Representations and Warranties by Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Identified Employee as follows:

4.1 Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the Merger Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and, upon execution and delivery by Parent, the Merger Agreement and Escrow Agreement shall constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors’ rights generally and by principles of equity.

4.3 Neither the execution and delivery of this Agreement, the Merger Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby, by Parent or Merger Sub will (a) conflict with or violate the certificate of incorporation or the bylaws of Parent or Merger Sub, in each case as amended to date, or (b) result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind applicable to Parent or Merger Sub.

4.4 As of their respective filing dates (except as thereafter amended) all documents that Parent has filed with the Securities and Exchange Commission since December 31, 2008 have complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and none of such documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed document filed by Parent prior to the date hereof.

5. Status as Indemnifying Stockholder; Appointment of Representative; Indemnification.

5.1 Except as otherwise set forth in this Agreement, the Merger Agreement and the Escrow Agreement, the Identified Employee hereby irrevocably agrees (i) that the Identified Employee shall be deemed to be an Indemnifying Stockholder and a Company Stockholder for all purposes under the Merger Agreement and the Escrow Agreement and (ii) to be bound by, and comply with, all of the obligations of the Indemnifying Stockholders set forth in the Merger Agreement (including, without limitation, Section 14 and Section 15 thereof) and of the Company Stockholders in the Escrow Agreement. Without limiting the foregoing:

(a) The Identified Employee hereby irrevocably constitutes and appoints, effective as of the Effective Time, David Liddle as his true and lawful agent, proxy and attorney-in-fact, to execute and deliver the Escrow Agreement on his behalf and exercise all or any of the powers, authority and discretion conferred on him under the Merger Agreement (including, without limitation, Section 14 and Section 15 thereof), the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated by this Agreement or by the Merger Agreement. This power of attorney is coupled with an interest and is irrevocable.

(b) The Identified Employee agrees to indemnify and hold harmless the Parent Indemnified Parties, and agrees that the Parent Indemnified Parties shall have full recourse against, and be entitled to be compensated and reimbursed from, the Escrow Funds (subject to the terms and conditions set forth in the Escrow Agreement), including the Identified Employee Escrow Amount, for any and all Damages arising from or related to any Parent Claim to the extent such indemnification is provided by the Indemnifying Stockholders under Section 14 of the Merger Agreement, subject to the limitations thereof.

5.2 Without limiting the foregoing, the Identified Employee acknowledges and agrees that, in the case of a Fraud Claim or an inaccuracy or breach of any of the Extended Representations, the Parent Indemnified Parties may, in addition to seeking payment from the Escrow Funds, (i) proceed directly against the Indemnifying Stockholders, including the Identified Employee, to recover Damages and (ii) offset Damages against amounts otherwise payable to the Indemnifying Stockholders, including the Identified Employee, as the First Optichron Earn-Out Consideration and Second Optichron Earn-Out Consideration, provided that any such amounts set-off against the Total Optichron Earn-Out Consideration reduce the consideration otherwise payable to every Indemnifying Stockholder by an equal amount (basing the value of an Earn-Out Share issuable to the Identified Employee hereunder for such purpose on the Parent Average Closing Price); provided, however, that in no event will the liability of any Indemnifying Stockholder, including the Identified Employee, with respect to a Fraud Claim or an inaccuracy or breach of any of the Extended Representations under this Agreement or under the Merger Agreement exceed such Indemnifying Stockholder’s Pro Rata Portion of the Damages or, in the case of the Identified Employee, the aggregate amount of consideration payable under Section 1 hereof actually received by the Identified Employee, including, without duplication any portion of the Identified Employee Escrow Amount distributed to Parent (basing the value of an Earn-Out Share issuable to the Identified Employee hereunder for such purpose on the Parent Average Closing Price).

5.3 Notwithstanding anything herein to the contrary, nothing in this Section 5 or in Section 14 of the Merger Agreement shall in any way limit or qualify any right, claim or cause of action, or Damages recoverable in connection therewith, that Parent may have against the Identified Employee in respect of (a) fraud committed by the Identified Employee in respect or in connection with the transactions contemplated by this Agreement or the Merger Agreement or (b) any inaccuracy in or breach of any representation or warranty made by the Identified Employee in Section 3 hereof.

6. Additional Agreements.

6.1 The Identified Employee hereby acknowledges that the value of the consideration to be paid to the Identified Employee for the purchase by Parent of his Shares hereunder in respect of the Total Optichron Earn-Out Consideration may be less than the Total Optichron Earn-Out Consideration that would be paid to the Identified Employee upon conversion of his Shares in the Merger pursuant to the Merger Agreement. Without limiting the foregoing, the Identified Employee hereby acknowledges:

(a) that he shall have no rights to any portion of the Base Merger Consideration payable to the Indemnifying Stockholders under Section 2 of the Merger Agreement;

(b) that he shall have no rights to any portion of the Total Merger Earn-Out Consideration payable to the Indemnifying Stockholders under Section 2.6 of the Merger Agreement; and

(c) that he may not receive any Earn-Out Shares pursuant to Section 1.4 hereof and, even if he does receive any Earn-Out Shares, the aggregate value of such Earn-Out Shares may be substantially less than the amount of cash he would have received in the event that his Shares were converted into the right to receive a portion of the Total Merger Earn-Out Consideration pursuant to the Merger Agreement.

6.2 The Identified Employee shall deliver an updated Identified Employee Schedule, accurate as of immediately prior to the Stock Purchase Closing, to Parent at least one Business Day prior to the Stock Purchase Closing Date.

7. Release. Effective as of the Effective Time, the Identified Employee hereby does unconditionally release and forever discharge the Company, Parent, Merger Sub and any other subsidiary of Parent, including their respective officers and directors, from (a) any and all obligations or duties the Company might have to the Identified Employee and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which the Identified Employee ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof, including, but not limited to, any claim that the Identified Employee is, was or will be entitled to receive any portion of the Total Merger Consideration (or any other consideration except as provided pursuant to this Agreement) for any shares of Company Stock, Company Options or other Company Securities held by the Identified Employee or that any Company Options will remain outstanding as of the Effective Time or that Parent is obligated to assume any Company Options of the Identified Employee; provided, however, that this release shall exclude (i) those claims, liabilities, obligations and duties of the Identified Employee under this Agreement, the Offer Package Agreements and any other agreement contemplated hereby, (ii) those claims, liabilities, obligations and duties of the Identified Employee pursuant to any Related Party Agreement that is not terminated prior to the Closing and (iii) to the extent applicable with respect to any Identified Employee who is a director, officer or employee of the Company, (A) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (B) reimbursement for expenses incurred by any the Identified Employee in the ordinary course of his employment which are reimbursable under the Company’s expense reimbursement policies, (C) accrued vacation, subject to the Company’s policies on accrual and carryforward, and (D) any rights to indemnification or advancement of expenses from the Company pursuant to the terms of any indemnification agreement between the undersigned and the Company or the charter documents of the Company. For the purposes of this Section 7, the Identified Employee hereby expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

8. Certain Tax Matters.

8.1 The Identified Employee acknowledges that the sale of Shares to Parent hereunder in exchange for cash and the issuance of Earn-Out Shares is a taxable transaction.

8.2 The sale of Shares to Parent hereunder and the other transactions contemplated by this Agreement are intended to be transactions integrated with those contemplated by the Merger Agreement for federal income tax purposes. Parent, the Company and the Identified Employee shall treat all amounts paid to the Identified Employee under this Agreement as consideration for the Shares for all federal, state and local tax reporting purposes and shall not take any tax position that is inconsistent with such treatment unless required by a determination (within the meaning of Section 1313(a) of the Code).

8.3 Subject to the foregoing, Parent, the Escrow Agent and any other agent of Parent shall be entitled to deduct and withhold from payment any such amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, the Identified Employee as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code“), or any other Legal Requirement. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Identified Employee.

8.4 Parent does not make any representation or warranty as to the tax treatment to the Identified Employee of the Identified Employee’s receipt of Earn-Out Shares hereunder or the Identified Employee’s sale or other disposition of such Earn-Out Shares. The Identified Employee should rely on his or her own tax advisors for all such advice.

9. Termination.

9.1 This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Identified Employee.

9.2 This Agreement shall automatically terminate upon termination of the Merger Agreement, without any further action from Parent or the Identified Employee.

10. Consent of Spouse/Domestic Partner; Dissolution of Marriage. If the Identified Employee is married on the date of this Agreement, the Identified Employee’s spouse or domestic partner shall execute a Consent of Spouse/Domestic Partner in the form attached hereto as Attachment 1 hereto (a “Consent of Spouse”), effective on the date hereof. If the Identified Employee should marry or remarry subsequent to the date of this Agreement, the Identified Employee shall within 30 days thereafter obtain his new spouse or domestic partner’s acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement by signing a Consent of Spouse.

11. Miscellaneous.

11.1 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

if to Parent:

NetLogic Microsystems, Inc.

Attention: Roland B. Cortes, Vice President, General Counsel

3975 Freedom Circle, 9th Floor

Santa Clara, CA 95054

Facsimile No. (408) 454-3333

with a copy to:

Bingham McCutchen LLP

Attention: Alan B. Kalin

1900 University Avenue, 4th Fl.

East Palo Alto, CA 94303

Facsimile No. (650) 849-4609

if to the Identified Employee, at such address set forth after the Identified Employee’s name on the signature page hereto.

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

11.2 Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in State of Delaware over any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 11.1 and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

11.3 Modification of Agreement, Waiver. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach thereof. This Agreement may not be amended except with the written consent of Parent and the Identified Employee.

11.4 Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

11.5 Counterparts. This Agreement may be executed in counterparts.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Common Stock Purchase Agreement as of the date first above written.

NETLOGIC MICROSYSTEMS, INC.

By:
Name:
Title:

ALINGHI MERGER CORPORATION

By:
Name:
Title:

[Identified Employee]

Address:

Attachment 1

to Common Stock Purchase Agreement

CONSENT OF SPOUSE/DOMESTIC PARTNER

I,                             , [spouse/domestic partner] of                      acknowledge that I have read the Common Stock Purchase Agreement dated as of                     , to which this Consent is attached as Attachment 1 (the “Agreement”) and that I know its contents. I am aware that by its provisions my [spouse/domestic partner] is agreeing to sell all of the vested shares of common stock, par value $0.0001 per share (“Shares”), of Optichron, Inc., a Delaware corporation (the “Company”), to NetLogic Microsystems, Inc., a Delaware corporation (“Parent”), for the consideration set forth in the Agreement.

I acknowledge that consideration to be paid to my [spouse/domestic partner] for the purchase of his Shares under the Agreement may be less than the consideration that would be paid to my [spouse/domestic partner] upon conversion of his Shares in the Merger (as defined in the Agreement) pursuant to the Merger Agreement (as defined in the Agreement).

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

I further agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this Consent.

Dated as of , 2011.

Spouse/Domestic Partner
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